UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 7, 2013

Biolase, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2013, Biolase, Inc. (the "Company"), amended its credit agreements with Comerica Bank (the "Amendment"). The Amendment (i) increased the borrowing capacity under the Company's domestic revolving line of credit with Comerica from $4.0 million to $6.0 million (bringing combined total borrowings under the domestic and export-import facilities from $8.0 million to $10.0 million), (ii) amended the interest rate index to the daily prime rate of interest plus a margin of 2.00% for the domestic revolving line of credit and a margin of 1.50% for the export-import revolving line of credit, and (iii) revised certain financial and non-financial covenants. The Amendment effectively reduced the current interest rates by 1.00% and 0.50% on the domestic revolving line of credit and the export-import revolving line of credit, respectively. In connection with the Amendment, the Company paid a one and one-half percent commitment fee of $30,000 to Comerica.

The agreements constituting the Amendment include the Amendment No. 2 to Loan and Security Agreement, the Master Revolving Note, the subsidiary Amendment and Reaffirmation of Guaranty, and various documents and certificates in support thereof, each dated May 7, 2013.

The following summary is not complete, and is qualified in its entirety by reference to the full text of the agreements or forms of the agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013. Readers should review those agreements or forms of agreements for a more complete understanding of the terms and conditions associated with this transaction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase, Inc.

May 13, 2013	By:	/s/ Federico Pignatelli

Name: Federico Pignatelli
Title: Chairman and Chief Executive Officer